(Execution Copy)








              CENTENNIAL ENERGY HOLDINGS, INC.







                        $450,000,000

                        Senior Notes





                         __________

         AMENDED AND RESTATED MASTER SHELF AGREEMENT

                         __________




                Dated as of December 27, 1999
              (effective as of April 29, 2005)





Note:   This Agreement contains confidentiality obligations:
Section 20



                      TABLE OF CONTENTS


1.  RESTATEMENT AND AMENDMENT; AUTHORIZATION OF NOTES
 1.1. Restatement and Amendment of Existing Agreement
 1.2. Authorization of Issue of Notes
2.  SALE AND PURCHASE OF NOTES
 2.1. Facility
 2.2. Issuance Period
 2.3. Periodic Spread Information
 2.4. Request for Purchase
 2.5. Rate Quotes
 2.6. Acceptance
 2.7. Market Disruption
 2.8. Fees
3.  CLOSING
 3.1. Closings
 3.2. Rescheduled Closings
4.  CONDITIONS TO CLOSING
 4.1. Representations and Warranties
 4.2. Performance; No Default
 4.3. Compliance Certificates
 4.4. Opinions of Counsel
 4.5. Purchase Permitted By Applicable Law, etc
 4.6. Payment of Facility Fee and Structuring Fee
 4.7. Private Placement Number
 4.8. Changes in Corporate Structure
 4.9. Certain Documents
 4.10.Proceedings and Documents
5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 5.1. Organization; Power and Authority
 5.2. Authorization, etc
 5.3. Disclosure
 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates
 5.5. Financial Statements
 5.6. Compliance with Laws, Other Instruments, etc
 5.7. Governmental Authorizations, etc
 5.8. Litigation; Observance of Agreements, Statutes and Orders
 5.9. Taxes
 5.10.Title to Property; Leases
 5.11.Licenses, Permits, etc
 5.12.Compliance with ERISA
 5.13.Private Offering by the Company
 5.14.Use of Proceeds; Margin Regulations
 5.15.Existing Indebtedness; Future Liens
 5.16.Status under Certain Statutes
 5.17.Environmental Matters
 5.18.Hostile Tender Offers
 5.19.Foreign Assets Control Regulations, Etc
6.  REPRESENTATIONS OF THE PURCHASER
 6.1. Purchase for Investment
 6.2. Source of Funds
7.  INFORMATION AS TO COMPANY
 7.1. Financial and Business Information
 7.2. Officer's Certificate
 7.3. Inspection
8.  PREPAYMENT OF THE NOTES
 8.1. Required Prepayments
 8.2. Optional Prepayments with Make-Whole Amount
 8.3. Allocation of Partial Prepayments
 8.4. Maturity; Surrender, etc
 8.5. Purchase of Notes
 8.6. Make-Whole Amount
9.  AFFIRMATIVE COVENANTS
 9.1. Compliance with Law
 9.2. Insurance
 9.3. Maintenance of Properties
 9.4. Payment of Taxes
 9.5. Corporate Existence, etc
 9.6. Information Required by Rule 144A
 9.7. Covenant to Secure Notes Equally
10. NEGATIVE COVENANTS
 10.1. Maximum Company Capitalization Ratio
 10.2. Minimum Interest Coverage Ratio
 10.3. Consolidated Net Worth
 10.4. Limitation on Liens
 10.5. Limitation on Priority Debt
 10.6. Limitation on Sale of Assets
 10.7. Consolidations and Mergers
 10.8. Loans and Investments
 10.9. Transactions with Affiliates
 10.10.Use of Proceeds
 10.11.Agreements Restricting Subsidiary Dividends
 10.12.Restrictions on Subsidiary Guarantees
 10.13.Terrorism Sanctions Regulations
11. EVENTS OF DEFAULT
12. REMEDIES ON DEFAULT, ETC
 12.1. Acceleration
 12.2. Other Remedies
 12.3. Rescission
 12.4. No Waivers or Election of Remedies, Expenses, etc
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES
 13.1. Registration of Notes
 13.2. Transfer and Exchange of Notes
 13.3. Replacement of Notes
14. PAYMENTS ON NOTES
 14.1. Place of Payment
 14.2. Home Office Payment
15. EXPENSES, ETC
 15.1. Transaction Expenses
 15.2. Survival
16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
17. AMENDMENT AND WAIVER
 17.1. Requirements
 17.2. Solicitation of Holders of Notes
 17.3. Binding Effect, etc
 17.4. Notes held by Company, etc
18. NOTICES
19. REPRODUCTION OF DOCUMENTS
20. CONFIDENTIAL INFORMATION
21. SUBSTITUTION OF PURCHASER
22. MISCELLANEOUS
 22.1. Successors and Assigns
 22.2. Payments Due on Non-Business Days
 22.3. Severability
 22.4. Construction
 22.5. Counterparts
 22.6. Governing Law
 23.CONDITIONS TO EFFECTIVENESS
 23.1. Secretary's Certificate
 23.2. Opinion of Counsel

SCHEDULE A -- Information Relating to Purchaser

SCHEDULE B -- Defined Terms

SCHEDULE 5.4 -- Subsidiaries of the Company and Ownership of
Subsidiary Stock

SCHEDULE 5.8 -- Litigation

SCHEDULE 5.10 -- Title to Property

SCHEDULE 5.15 -- Existing Indebtedness; Liens

SCHEDULE 5.17 -- Environmental Matters

EXHIBIT 1 -- Form of Senior Note

EXHIBIT 2.4 -- Form of Request for Purchaser

EXHIBIT 2.6 -- Form of Confirmation of Acceptance

EXHIBIT 4.4(a) -- Form of Opinion of Counsel to the Company

EXHIBIT 4.4(b) -- Form of Opinion of General Counsel of the Company


                CENTENNIAL ENERGY HOLDINGS, INC.
                       Schuchart Building
                     918 East Divide Avenue
                  Bismarck, North Dakota 58506




                                          As of December 27, 1999
                                 (effective as of April 29, 2005)


To:  Prudential Investment Management, Inc. ("Prudential")
     The Prudential Insurance Company of America ("PICA")
     Pruco Life Insurance Company
     Pruco Life Insurance Company of New Jersey
     Hartford Life Insurance Company
     Southland Life Insurance Company
     First Colony Life Insurance Company
     General Electric Capital Assurance Company
     General Electric Life Annuity Assurance Company
     Each Prudential Affiliate (as defined herein) which becomes bound by certain provisions of this Agreement as hereinafter provided (together with each above-named entity, the "Purchasers")
     c/o Prudential Capital Group
     Gateway Center Four
     100 Mulberry Street
     Newark, NJ 07102-4069

Ladies and Gentlemen:

     Centennial Energy Holdings, Inc., a Delaware corporation (the "Company"), agrees with you as follows:

1.   RESTATEMENT AND AMENDMENT; AUTHORIZATION OF NOTES.

1.1. Restatement and Amendment of Existing Agreement. The Company and PICA entered into a Master Shelf Agreement dated as of December 27, 1999 (the "Original Agreement"), as amended by Letter Amendment No. 1 dated May 4, 2000, Letter Amendment No. 2 dated September 29, 2000, Letter Amendment No. 3 dated September 4, 2001, Letter Amendment No. 4 dated October 1, 2002 and Letter Amendment No. 5 dated December 15, 2004. (The Original Agreement, as amended, is referred to herein as the "Existing Agreement".) The Company, Prudential and each holder of Notes outstanding under the Existing Agreement desire to, among other things, amend certain provisions of the Existing Agreement including, without limitation, to increase the size of the Facility from $400,000,000 to $450,000,000 and extend the period during which Notes may be issued. Accordingly, the Company, Prudential and each holder of Notes outstanding under the Existing Agreement agree that the Existing Agreement is amended and restated in its entirety to read as provided in this Agreement.

1.2. Authorization of Issue of Notes. The Company will authorize the issue of its senior promissory notes (the "Notes") in the aggregate principal amount of $450,000,000 to be dated the date of issue thereof; to mature, in the case of each Note so issued, no more than 12 years after the date of original issuance thereof; to have an average life, in the case of each note so issued, of no more than 10 years after the date of original issuance thereof; to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.6; and to be substantially in the form of Exhibit 1 attached hereto. The term "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same installment payment dates, (iii) the same installment payment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same original date of issuance are herein called a "Series" of Notes. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.   SALE AND PURCHASE OF NOTES.

2.1. Facility; Limitation on Facility.

          (a) Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of $450,000,000 of the total amount of authorized Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the "Facility." At any time, subject to the additional limitations in Section 2.1(b), the aggregate principal amount of Notes stated in Section 1.2, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes which have not yet been purchased and sold hereunder prior to such time, plus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement and thereafter retired prior to such time (to the extent that the Company shall have agreed with Prudential to reinstate the Facility with respect to such amount) is herein called the "Available Facility Amount" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

          (b) Limitation on Facility. Notwithstanding anything in Section 2.1(a), the Company may not request the issuance of Notes, and neither Prudential nor any Prudential Affiliate shall be required to purchase Notes, pursuant to the Facility if, after the issuance of such Notes, the aggregate amount of Centennial Exposure would exceed $325,000,000.

2.2. Issuance Period.

          Notes may be issued and sold pursuant to this Agreement until the earlier of (i) April 29, 2008 (or if any such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period".

2.3. Periodic Spread Information.

          Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business
Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.3 if, in its sole discretion, it determines that there has been an adverse change in the credit quality of the Company after the Effective Date.

2.4. Request for Purchase.

          The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier and confirmed by nationwide overnight delivery service, shall be on the letterhead of the Company, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount (and shall be subject to the limitations of Section 2.1(b)) at the time such Request for Purchase is made if the request is made, (ii) specify the principal amounts, final maturities, installment payment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 (as they may have been amended pursuant to this Section 2.4) are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2.4 attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential. Any previous notification referenced in a Request for Purchase or any Request for Purchase that contains information that purports to amend the information contained in any Schedule or Exhibit hereto, shall not be effective to amend such information unless it is received by Prudential at least five Business Days prior to the Acceptance Day for Notes to which such Request for Purchase relates. If Prudential provides such interest rates quotes earlier than five Business Days after Prudential receives a Request for Purchase which contains information that purports to amend the information contained in any Schedule or Exhibit hereto and Prudential states in writing that it waives the requirement in this Section 2.4 that the information shall not be effective to amend unless it is received by Prudential at least five Business Days prior to the Acceptance Day, the information contained in such Schedule or Exhibit shall be deemed effective to amend such information at the time of the issuance of the quotes.

2.5. Rate Quotes.

          Not later than six Business Days after the Company shall have given Prudential a Request for Purchase pursuant to
Section 2.4, Prudential may provide (by telephone promptly thereafter confirmed by telecopier, in each case no earlier than 9:30 A.M. and no later than 1:30 P.M. New York City local time) interest rate quotes for the several principal amounts, maturities, installment payment schedules, and interest payment periods of Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Notes until such balance shall have become due and payable, at which a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

2.6. Acceptance.

          Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to Section 2.5 or, in the event that due to conditions in the market place it shall not be feasible to hold such interest rate quotes open 30 minutes, such shorter period as Prudential may specify to the Company (such period being the "Acceptance Window"), the Company may, subject to Section 2.7, elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 A.M. or later than 1:30 P.M., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being an "Accepted Note") as to which such acceptance (an "Acceptance") relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.
Subject to Section 2.7 and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.6 attached hereto (a "Confirmation of Acceptance").

2.7. Market Disruption.

          Notwithstanding the provisions of Section 2.6, if Prudential shall have provided interest rate quotes pursuant to
Section 2.5 and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.6 there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the market for U.S. Treasury securities and other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.7 are applicable with respect to such Acceptance.

2.8. Fees.

          (a)  Facility Fee.  The Company will pay to each
Purchaser in immediately available funds a fee (the "Facility
Fee") on each Closing Day on or after January 30, 2000, in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

          (b) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than in the case where all conditions in Section 4 (other than Section 4.5 and Section 4.7) have been satisfied and a Purchaser fails to purchase its Accepted Notes) beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential on the Cancellation Date or actual closing date of such purchase and sale (if such Cancellation Date or closing date occurs on a date later than the date specified in the Confirmation of Acceptance for such Accepted Note), a fee (the "Delayed Delivery Fee") calculated as follows:

                   (BEY - MMY) X DTS/360 X PA

where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, "MMY" means Money Market Yield, i.e., the yield per annum on an alternative investment selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the originally scheduled Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

          (c) Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the "Cancellation Date"), the Company will pay Prudential in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

                             PI X PA

where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning specified in Section 2.8(b). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

          (d) Structuring Fee. The Company paid PICA a fee of $75,000 at the time of the execution and delivery of the Original Agreement. The Company will pay to Prudential in immediately available funds a fee (the "Structuring Fee") on October 28, 2005 in an amount equal to $50,000 unless after the Effective Date and
(I) on or before October 28, 2005 the Company issues at least $50,000,000 of Notes or (II) on or before July 29, 2005 the Company issues at least $25,000,000 of Notes.

3.   CLOSING.

3.1. Closings.

          Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 2200 Ross Avenue, Suite 4200E, Dallas, Texas, 75201 the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.

3.2. Rescheduled Closings.

          If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify such Purchaser in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 30 Business Days after such scheduled Closing Day (the "Rescheduled Closing Day") and certify to such Purchaser that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with
Section 2.8(b) or (ii) such closing is to be canceled as provided in Section 2.8(c). In the event that the Company shall fail to give such notice referred to in the preceding sentence, such Purchaser may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled as provided in Section 2.8(c).

4.   CONDITIONS TO CLOSING.

          The obligation of any Purchaser to purchase and pay for any Accepted Notes is subject to the fulfillment to such Purchaser's satisfaction, prior to or at the Closing Day for such Accepted Notes, of the following conditions:

4.1. Representations and Warranties.

          The representations and warranties of the Company in this Agreement shall be correct when made and at such Closing
Day.

4.2. Performance; No Default.

          The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing Day and after giving effect to the issue and sale of such Accepted Notes (and the application of the proceeds thereof as contemplated by the Request for Purchase for such Accepted Notes) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction from December 31, 2004 to the Effective Date, that would have been prohibited by Sections 10.1 through 10.12, hereof had such Sections applied since such date.

4.3. Compliance Certificates.

          (a) Officer's Certificate. The Company shall have delivered to such Purchaser an Officer's Certificate, dated the date of such Closing Day, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

          (b) Secretary's Certificate. The Company shall have delivered to such Purchaser a certificate, dated as of such Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of such Accepted Notes and this Agreement.

4.4. Opinions of Counsel.

          Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing Day from Thelen Reid & Priest LLP, counsel for the Company, and Paul K. Sandness, General Counsel of the Company, or Cynthia J. Norland, Associate General Counsel of the Company covering the matters set forth in Exhibits 4.4(a) and 4.4(b), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request. The Company hereby directs each such counsel to deliver such opinion and agrees that the issuance and sale of any Accepted Notes will constitute a renewal of such direction. The Company has advised such counsel that each Purchaser receiving such an opinion will rely on such opinion, as of the date of such opinion.

4.5. Purchase Permitted By Applicable Law, etc.

          On such Closing Day the purchase of Notes by such Purchaser shall (i) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Payment of Facility Fee and Structuring Fee.

          The Company shall have paid on or before such Closing
Day the Facility Fee required by Section 2.8(a) for such Accepted
Notes and the Structuring Fee, if required by Section 2.8(d).

4.7. Private Placement Number.

          A Private Placement Number issued by Standard & Poor's
CUSIP Service Bureau (in cooperation with the Securities
Valuation Office of the National Association of Insurance
Commissioners) shall have been obtained by the Purchasers for such Accepted Notes.

4.8. Changes in Corporate Structure.

          The Company shall not be in violation of Section 9.5.

4.9. Certain Documents.

          Such Purchaser shall have received the following:

          (i) The Accepted Note(s) to be purchased by such Purchaser on such Closing Day.

          (ii)  Certified copies of the Certificate of
Incorporation and By-laws of the Company as of such Closing Day, or a certificate of the Secretary or an Assistant Secretary of the Company certifying that there have been no changes to the Certificate of Incorporation and By-laws of the Company since the same were previously delivered pursuant to this Agreement.

          (iii) A good standing certificate for the Company from the Secretary of State of Delaware dated of a recent date prior to such Closing Day and such other evidence of the status of the Company as such Purchaser may reasonably request.

4.10.     Proceedings and Documents.

          All of the Company's corporate and other proceedings required in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Prudential and its counsel, and Prudential and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Prudential or they may reasonably request.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to each Purchaser that:

5.1. Organization; Power and Authority.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, etc.

          This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

          The Company has delivered to Prudential a copy of the MDU Annual Report. The information with respect to the Company contained in the MDU Annual Report fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries as of the Effective Date. This Agreement, the MDU Annual Report (as the same may be updated pursuant to an Officer's Certificate certifying that the information contained therein is an update of information pertaining to the general nature of the business and principal properties of the Company and its Subsidiaries contained in the MDU Annual Report and delivered pursuant to this
Section 5.3 and Section 2.4) and the financial statements referred to in Section 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in the MDU Annual Report (as updated as provided in this Section 5.3), or in the financial statements referred to in Section 5.5, since December 31, 2004 (with respect to information pertaining to the general nature of the business and principal properties of the Company and its Subsidiaries contained in the MDU Annual Report (as updated) other than financial statements) and, since the end of the most recent fiscal year for which audited financial statements have been furnished (with respect to financial statements), there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the MDU Annual Report (as updated or amended from time to time pursuant to Section 2.4) or in the financial statements referred to in
Section 5.5.

5.4. Organization and Ownership of Shares of Subsidiaries;
Affiliates.

          (a) Schedule 5.4, as it may be amended from time to time pursuant to Section 2.4, contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and designating each Subsidiary as a Restricted or Unrestricted Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

          (b) All of the outstanding shares of capital stock of each Subsidiary shown in Schedule 5.4, as it may be amended from time to time pursuant to Section 2.4, as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as permitted by Section 10.4).

          (c) Each Subsidiary identified in Schedule 5.4, as it may be amended from time to time pursuant to Section 2.4, is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d) No Restricted Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the agreements listed on Schedule 5.4, as it may be amended from time to time, pursuant to Section 2.4, and customary limitations imposed by Requirements of Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. Financial Statements.

          The Company has delivered to each Purchaser of Accepted Notes copies of the following financial statements (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the two fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for each such year, all reported on by the Company's independent auditors (which shall be Deloitte & Touche or another nationally recognized independent accounting firm); and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and unaudited consolidated statements of income, stockholders' equity and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6. Compliance with Laws, Other Instruments, etc.

          The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7. Governmental Authorizations, etc.

          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental
Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

          (a) Except as disclosed in Schedule 5.8, as it may be amended from time to time pursuant to Section 2.4, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental
Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

          The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments
(i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. As of the Effective Date, (x) the Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect;
(y) the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate; and (z) the Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and accrued for all fiscal years up to and including the fiscal year ended December 31, 2000.

5.10.     Title to Property; Leases.

          The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or listed on Schedule 5.10, as it may be amended from time to time pursuant to Section 2.4), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.     Licenses, Permits, etc.

          (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, without known conflict with the rights of others.

          (b) To the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

          (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.     Compliance with ERISA.

          (a) Each Plan is in compliance in all material respects with ERISA, the Code and other applicable federal or state law. Each
Plan which is intended to quality under Section 401 (a) of the Code has received a favorable determination letter from IRS and, to the best knowledge of the Company, nothing has occurred which would or could reasonably be expected to cause the loss of such qualification of any such Plan or related trust.

          (b) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Company, there has been no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or other material violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) No Reportable Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

          (d) The aggregate Unfunded Pension Liability for all Pension Plans (calculated based on the most recent actuarial report for each Pension Plan) does not exceed $15,000,000.

          (e) Neither the Company nor any ERISA Affiliate has incurred nor does it reasonably expect to incur, any liability under Title IV or ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

          (f) Neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any Person or otherwise engaged in a transaction that could be subject to Section 4069 of ERISA.

          (g) Neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

          (h) The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of
Section 406(a) of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to
Section 4975(c)(i)(A)-(D) of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in Section 6.2 as to the source of funds to be used by it to purchase any Notes.

5.13.     Private Offering by the Company.

          Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of
Section 5 of the Securities Act.

5.14.     Use of Proceeds; Margin Regulations.

          The Company will apply the proceeds of the sale of the Notes of any Series as set forth in the Request for Purchase for such Notes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR
224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15.     Existing Indebtedness; Future Liens.

          (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of December 31, 2004. Neither the Company nor any of its Restricted Subsidiaries has any outstanding Indebtedness except as permitted by Section 10.1, 10.2, 10.3 and 10.5. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) As of the Effective Date, neither the Company nor any Restricted Subsidiary has any Indebtedness secured by a Lien on any of their respective property. Neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien securing Indebtedness, in violation of
Section 10.4.

5.16.     Status under Certain Statutes.

          Neither the Company nor any Subsidiary or Affiliate is subject to regulation under the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, any state public utilities code or statute, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

5.17.     Environmental Matters.

          Except as described in Schedule 5.17, as it may be amended from time to time pursuant to Section 2.4, the Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.

5.18.     Hostile Tender Offers.

          None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

5.19.     Foreign Assets Control Regulations, Etc.

          (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

          (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or
(ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

6.   REPRESENTATIONS OF THE PURCHASER.

6.1. Purchase for Investment.

          Each Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

          Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

          (a) the Source is an "insurance company general account" (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption ("PTE") 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

          (b) the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

          (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or
     (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (d) the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

          (e) the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

          (f)  the Source is a governmental plan; or

          (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

          (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

7.   INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

          The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (a) Quarterly Statements -- as soon as practicable and in any event within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

               (i) unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such quarter, and

               (ii) unaudited consolidated and consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that, at such times as the Company is subject to the reporting requirements of
     Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

          (b) Annual Statements -- as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, duplicate copies of,

               (i) consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries, as at the end of such year, and

               (ii) consolidated and unaudited consolidating statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

     setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated statements, accompanied

               (A)  by an opinion thereon of independent
          certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

               (B) a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or any Event of Default, or, if they have obtained knowledge of any Default or Event of Default, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

     provided that, at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

          (c) Annual Statements of Principal Operating Subsidiaries -- as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of each of the Principal Operating Subsidiaries and their respective Subsidiaries (and any other Subsidiary the audited financial statements of which are delivered to other creditors of the Company, such Subsidiary being an "Additional Reporting Subsidiary") as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied in each case by the opinion of independent certified public accountants of recognized national standing which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position and the results of operations of the companies being reported on at the time and for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinions shall not be qualified or limited because of a restricted or limited examination by such accountants of any material portion of any of the Principal Operating Subsidiaries' or any other Subsidiary's or Additional Reporting Subsidiary's records.

          (d) Quarterly Statements of Principal Operating Subsidiaries -- as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of each of the Principal Operating Subsidiaries and its Subsidiaries and any Additional Reporting Subsidiary, respectively, as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in all material respects, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial positions and the results of operations of each of the companies being reported on at the time and for the periods indicated;

          (e) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC, and (iii) copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that MDU Resources Group, Inc. may make to, or file with, the SEC;

          (f) Reports of Accountants -- promptly upon receipt thereof, a copy of each other material (in the reasonable judgment of the Company) report submitted to the Company or any Subsidiary by independent public accountants in connection with any annual, interim or special audit made by them of the books and records of the Company or any Subsidiary;

          (g) Notice of Default or Event of Default -- promptly, and in any event within five days after a Senior Financial
Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (h) ERISA Matters -- promptly, and in any event within five days after a Senior Financial Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i)  with respect to any Plan, any Reportable
          Event; or

               (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

          (i) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

          (j) Notice of Change in Ratings -- promptly, written notice of the announcement by any rating agency of any change or possible change in any component of the Pricing
     Rating; and

          (k) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes, in any case as from time to time may be reasonably requested by any such holder of Notes.

7.2. Officer's Certificate.

          Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial
Officer setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 through Section 10.3, Section 10.5, Section
     10.6 and Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Inspection.

          The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all the respective books of account, records, reports and other papers of the Company and any Subsidiary, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries, so long as a representative of the Company is offered, on at least two Business Days' notice, the opportunity to be present), all at such times and as often as may be requested.

8.   PREPAYMENT OF THE NOTES.

8.1. Required Prepayments.

          The Notes of each Series shall be subject to the required prepayments, if any, set forth in the Notes of such Series.

8.2. Optional Prepayments with Make-Whole Amount.

          The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of each Series, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of each Series written notice of each optional prepayment under this
Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes of each Series to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Any partial prepayment of a Series of Notes pursuant to this Section 8.2 shall be applied in satisfaction of required payments of principal of the Notes in such Series in inverse order of their scheduled due dates.

8.3. Allocation of Partial Prepayments.

          In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1 or 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid outstanding principal amounts thereof.

8.4. Maturity; Surrender, etc.

          In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

          The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

          The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to
     Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "Designated Spread" shall mean 0% in the case of each Note of any Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" on Bloomberg Financial Markets PX1 ("Bloomberg") (or such other display as may replace Page PX1 on Bloomberg) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by
     (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.   AFFIRMATIVE COVENANTS.

          The Company covenants that so long as any of the Notes are outstanding:

9.1. Compliance with Law.

          The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

          The Company will and will cause each of its Restricted Subsidiaries to maintain, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

          The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear) so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes.

          The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

          Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Information Required by Rule 144A.

          The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder and the Company may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act. For the purpose of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

9.7. Covenant to Secure Notes Equally.

          If the Company or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by Section 10.4 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to this Agreement), the Company will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness so long as such Indebtedness shall be so secured.

10.  NEGATIVE COVENANTS.

          The Company covenants that so long as any of the Notes are outstanding:

10.1.     Maximum Company Capitalization Ratio.

          The Company shall not permit the Company's
Capitalization Ratio to exceed 60% as of the end of any fiscal quarter during the term hereof.

10.2.     Minimum Interest Coverage Ratio.

          The Company shall not permit the ratio of EBITDA to Interest Expense, in each case calculated for the period of four consecutive fiscal quarters ending on the date of calculation, to be less than 1.75 to 1.00 as of the last day of any fiscal quarter during the term hereof.

10.3.     Consolidated Net Worth.

          The Company shall not permit Consolidated Net Worth at any time to be less than $530,000,000.

10.4.     Limitation on Liens.

          The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on property of the Company or any Restricted Subsidiary on the date of this Agreement and set forth in Schedule 10.4 securing Indebtedness outstanding on such date and any Lien renewing, extending or refunding such Lien, provided that (i) the principal amount of the Indebtedness secured by the subject Liens is not increased over the amount of the Indebtedness secured thereby immediately prior to such extension, renewal or refunding, (ii) such Lien is not extended to any other property and (iii) immediately after such extension, renewal or refunding, no Default or Event of Default would exist;

          (b)  any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 9.4;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, operators' (including Liens arising under operating, pooling or unitizing agreements of a scope and nature customary in the oil and gas industry) or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA) in connection with workers' compensation laws, unemployment insurance and other social security or retirement benefits, or similar legislation;

          (f) Liens on the property of the Company or its Restricted Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, reclamation and appeal bonds, and
(iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Restricted Subsidiaries;

          (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (i) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company and its Restricted Subsidiaries do not exceed $50,000,000;

          (j) Liens on assets of Persons which become Restricted Subsidiaries after the Effective Date or Liens existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is acquired, provided that such Liens existed at the time the respective Persons became Subsidiaries or at the time such property was acquired, as applicable, and were not created in anticipation thereof; and

          (k) other Liens securing Indebtedness or judgments otherwise permitted herein outstanding in compliance with Section 10.5.

10.5.     Limitation on Priority Debt.

          The Company will not at any time permit the aggregate outstanding principal amount of Priority Debt (excluding the Williston Basin Notes) to exceed 20% of Consolidated Net Worth.

10.6.     Limitation on Sale of Assets.

          The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale; provided, that so long as no Default or Event of Default exists both immediately prior to and after giving effect to any Asset Sale, the Company or any Restricted Subsidiary may make any Asset Sale if (1)(a) the Gross Proceeds Amount from such Asset Sale plus the Gross Proceeds Amounts from all other Asset Sales during the then current fiscal year do not exceed 15% of Consolidated Total Assets as at the end of the prior fiscal year and (b) the EBITDA attributable to such property or assets plus the EBITDA attributable to all other properties and assets subject to Asset Sales during the then current fiscal year does not exceed 15% of EBITDA in any of the three preceding fiscal years (beginning with the 2001 fiscal year), and (2)(a) the sum of all Gross Proceeds Amounts from all Asset Sales occurring after the Effective Date does not exceed 40% of Consolidated Total Assets as at the end of the prior fiscal year and (b) the EBITDA attributable to the property or assets the subject of such proposed Asset Sale for the fiscal year prior to such proposed Asset Sale plus the EBITDA from the property or assets the subject of Asset Sales after the Effective Date (in the case of each Asset Sale, for the fiscal year ending immediately prior to such Asset Sale) does not exceed 40% of EBITDA, in any of the three fiscal years preceding such proposed Asset Sale (beginning with the 2001 fiscal year); provided, further, that Asset Sales in excess of the foregoing limits may be made if the Excess Proceeds Amount (i) (x) is applied to a Property Reinvestment Application within six months (or 12 months if the Excess Proceeds Amount is invested, not later than the end of the sixth month, in United States Governmental Securities maturing within 365 days after the closing date of any such Asset Sale) after any such Asset Sale and (y) is held, free from any Liens, prior to such Property Reinvestment Application in a segregated bank account with a bank that is not a creditor of the Company or any Subsidiary or, in the case of United States Governmental Securities, in a segregated account with an Acceptable Broker-Dealer which is not a creditor of the Company or any Subsidiary; or (ii) applied to the prepayment of the Notes pursuant to Section 8.2 within 30 days after such Asset Sale causing the foregoing limits to be exceeded.

10.7.     Consolidations and Mergers.

          The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of, any Person, except:

          (a) any Restricted Subsidiary may merge or consolidate with or into (i) the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) any one or more
Restricted Subsidiaries, provided that if any transaction shall be between a Restricted Subsidiary and a Wholly-Owned Restricted Subsidiary, the Wholly-Owned Restricted Subsidiary shall be the continuing or surviving corporation;

          (b) any Restricted Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets in compliance with the provisions of Section 10.6;

          (c) any Restricted Subsidiary may convey, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Restricted Subsidiary; and

          (d) any Restricted Subsidiary may merge, consolidate or combine with or into any Person provided that the successor formed by such consolidation or combination or the survivor of such merger is a Restricted Subsidiary and the Company directly or indirectly through Wholly-Owned Restricted Subsidiaries owns at least the same percentage of outstanding stock of the successor or survivor Restricted Subsidiary as the Restricted Subsidiary involved in the consolidation, combination or merger;

provided that the foregoing restrictions shall not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

          (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the "Successor Corporation"), shall be a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (ii) if the Company is not the Successor Corporation, such corporation (x) shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) shall have caused to be delivered to each holder of any Notes an opinion of independent counsel, or of counsel to the Successor Corporation, which counsel and opinion must be reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

          (iii)immediately before and after giving effect to such transaction no Default or Event of Default shall exist.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Notes.

10.8.     Loans and Investments.

          The Company shall not purchase, acquire or own, or suffer or permit any Restricted Subsidiary to purchase, acquire or own, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make any Acquisitions, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

          (a) investments in cash equivalents and short-term marketable securities pursuant to and in accordance with the terms of the Company's then-current investment policy duly adopted by the board of directors of the Company (the "Investment
Policy") and investments in the MDU Resources Group, Inc.
Benefits Protection Trust;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) advances, loans and other extensions of credit by the Company to any of its Wholly-Owned Restricted Subsidiaries or by any of its Wholly-Owned Restricted Subsidiaries to another of its Wholly-Owned Restricted Subsidiaries;

          (d) equity investments in or capital contributions to any Wholly-Owned Restricted Subsidiary by the Company or any of its Wholly-Owned Restricted Subsidiaries;

          (e) investments, advances, loans, extensions of credit or capital contributions incurred or made in order to consummate Acquisitions (other than any Acquisitions of an Unrestricted Subsidiary), provided that such Acquisitions are undertaken in accordance with all material applicable Requirements of Law and the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

          (f) investments, advances, loans, extensions of credit or capital contributions by the Company in or to Unrestricted Subsidiaries (including, without limitation, making an investment in an Unrestricted Subsidiary by converting a Restricted Subsidiary to an Unrestricted Subsidiary) or acquisitions of equity interests in Unrestricted Subsidiaries, provided that at no time shall the EBITDA of all Unrestricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended be greater than 33% of the EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended; or

          (g) other investments provided that the aggregate amount of investments permitted by this clause (g) shall not at any time exceed 10% of Consolidated Net Worth.

10.9.     Transactions with Affiliates.

          The Company shall not enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Company, and the Company shall not suffer or permit any Restricted Subsidiary to enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Company other than another Restricted Subsidiary of the Company that is a Wholly-Owned Restricted Subsidiary, except (i) upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain, taking into account all facts and circumstances, in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Restricted Subsidiary or (ii) (A) in the ordinary course and pursuant to the reasonable requirements of the business of Williston Basin Interstate Pipeline Company ("Williston Basin") as may be required by the Federal Energy Regulatory Commission or other appropriate Governmental Authorities having jurisdiction over Williston Basin, or (B) pursuant to that certain Asset Purchase Agreement, dated August
6, 1985, by and between Montana-Dakota Utilities Co. ("Montana-Dakota") and Williston Basin entered into in furtherance of the Revised Stipulation and Agreement of Settlement in FERC Docket
No. CP82-487-000 et al. (the "Settlement Agreement"), to the extent that Article Twelve thereof requires Williston Basin, if and when it implements a pricing mechanism for Williston Basin owned production which results in prices higher than cost-of-service pricing for such production, to make a payment to Montana-Dakota which is equal in amount to the adjustment made by Montana-Dakota pursuant to Section 10.1 of said Settlement Agreement, provided, that all such transactions and agreements permitted by this clause (ii) do not, individually or in the aggregate, result in a Material Adverse Effect.

10.10.    Use of Proceeds.

          The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the proceeds of the Notes, directly or indirectly, (i) to purchase or carry Margin Stock,
(ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to make any Acquisition that is opposed by either the board of directors, or by stockholders possessing a majority of the voting power of the outstanding voting stock, of the entity that is subject to, or whose assets are the subject of, such Acquisition.

10.11.    Agreements Restricting Subsidiary Dividends.

          With the exception of (a) the referenced sections of the existing agreements specified in Schedule 5.4, (b) Subsidiary Organization Documents and Requirements of Law and (c) agreements, instruments or other documents, evidencing Indebtedness having an aggregate principal amount not in excess of $15,000,000, to which any Person which becomes a Restricted Subsidiary after December 27, 1999 is a party, that existed at the time the Person became a Restricted Subsidiary and were not entered into in anticipation thereof, the Company agrees that it will not, and it will not permit any of its Restricted Subsidiaries to, be a party to or enter into any agreement, instrument or other document which contractually prohibits or restricts the ability of any Restricted Subsidiary to pay dividends or make any other similar distributions to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

10.12.    Restrictions on Subsidiary Guarantees.

          The Company shall not permit any Restricted Subsidiary to guaranty any Indebtedness of the Company unless simultaneously with the issuance of any such third party guarantees (i) such Restricted Subsidiary issues a Subsidiary Guarantee to the holders of the Notes in respect of the Obligations and (ii) the beneficiaries of any such guaranty enter into an intercreditor agreement with the holders of the Notes that is satisfactory in form and substance to the Required Holders providing for, among other things, the sharing of all payments made under any guaranty of a Restricted Subsidiary.

10.13.    Terrorism Sanctions Regulations.

          The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.  EVENTS OF DEFAULT.

          An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal, Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than 10 days after the same becomes due and payable; or

          (c) (i) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.12, inclusive, or Section 7.1(g); or

          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this
     Section 11) and such default is not remedied within 30 days after the earlier of (i) a Senior Financial Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

          (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or
     (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; or

          (g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,
     (iii) makes an assignment for the benefit of its creditors,
     (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
     (v) is adjudicated as insolvent or to be liquidated, or
     (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Significant Subsidiary, or any such petition shall be filed against the Company or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

          (j) (i) an ERISA Event or ERISA Termination Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 10% of Consolidated Net Worth;
     (ii) the commencement or increase of contributions to, or the adoption of or the amendment of, a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of 10% of Consolidated Net Worth; or
     (iii) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

          (k)  there occurs any Change of Control; or

          (l) a default shall occur under any Subsidiary Guarantee, or a Subsidiary Guarantee is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or a Subsidiary Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability thereunder, or any event described in subsections (g) or (h) of this Section 11 occurs with respect to any Subsidiary Guarantor; or

          (m) any Loan Document ceases to be in full force and effect or the Company contests in any manner the validity or enforceability thereof.

12.  REMEDIES ON DEFAULT, ETC.

12.1.     Acceleration.

          (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, the Required Holders of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

          Upon any Notes becoming due and payable under this
Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and
(y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.     Other Remedies.

          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.     Rescission.

          At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders of the Notes, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to
Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.
No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.     No Waivers or Election of Remedies, Expenses, etc.

          No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.     Registration of Notes.

          The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.     Transfer and Exchange of Notes.

          Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered
Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $2,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $2,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.     Replacement of Notes.

          Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is a Prudential Affiliate, or a nominee of a Prudential Affiliate, or another holder of a Note with a minimum net worth of at least $50,000,000, a Prudential Affiliate's or such other holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.  PAYMENTS ON NOTES.

14.1.     Place of Payment.

          Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of The Bank of New York in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.     Home Office Payment.

          So long as any Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser's name in Schedule A, or by such other method or at such other address as a holder of Notes shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to
Section 13.2.  The Company will afford the benefits of this
Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.  EXPENSES, ETC.

15.1.     Transaction Expenses.

          Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by a Purchaser or each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save any Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser). The Company's obligations to pay the fees of special counsel to the Purchasers in connection with the negotiation, execution and delivery of this Agreement as required by this Section 15.1 shall be deemed to have been fully satisfied.

15.2.     Survival.

          The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.  AMENDMENT AND WAIVER.

17.1.     Requirements.

          This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended, or the provisions thereof waived, to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (b) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to, or waiver of, the provisions of this Agreement shall change or affect the provisions of (i) Sections 8, 11(a), 11(b), 12, 17, or 20 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, or (ii) amend the definition of "Change of Control" or any constituent definitions thereof,
(c) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of Section 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), (d) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2, 3 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes, and
(e) with the written consent of Prudential and Prudential Affiliates only the provisions of Section 10.11 may be amended or waived.

17.2.     Solicitation of Holders of Notes.

          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.     Binding Effect, etc.

          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.     Notes held by Company, etc.

          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.  NOTICES.

          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i) if to a Purchaser or its nominee, to it at the address specified for such communications in Schedule A, or at such other address as such Purchaser or it shall have specified to the Company in writing,

          (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

          (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.  REPRODUCTION OF DOCUMENTS.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by a Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.  CONFIDENTIAL INFORMATION.

          For the purposes of this Section 20, "Confidential Information" means (1) information delivered to Prudential or PICA prior to December 27, 1999 that was clearly marked or labeled or otherwise adequately identified as being confidential information when delivered, to the extent that it contains information that is proprietary in nature, and (2) information delivered on and after December 27, 1999 to Prudential or PICA, or any holder of Notes by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or PICA, or any holder of Notes as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or PICA, or any holder of Notes prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or PICA, or any holder of Notes, or any person acting on its behalf, (c) otherwise becomes known to Prudential or PICA, or any holder of Notes other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or PICA, or any holder of Notes under Section 7.1 that are otherwise publicly available. Prudential, PICA and any holder of Notes will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or PICA, or such holder of Notes, respectively, in good faith to protect confidential information of third parties delivered to Prudential or PICA, or such holder of Notes, provided that Prudential or PICA, or any holder of Notes may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note,
(iv) any Institutional Investor to which it sells or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or
(viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.  SUBSTITUTION OF PURCHASER.

          Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "Purchaser" (or a pronoun referring to a Purchaser) is used in this Agreement (other than in this
Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "Purchaser" (or a pronoun referring to a Purchaser) is used in this Agreement (other than in this
Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.  MISCELLANEOUS.

22.1.     Successors and Assigns.

          All covenants and other agreements contained in this Agreement by or on behalf of either of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.     Payments Due on Non-Business Days.

          Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.     Severability.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.     Construction.

          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.     Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of two copies hereof, each signed by either, but together signed by both, of the parties hereto.

22.6.     Governing Law.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding, to the extent permitted by the law of such State, choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

23.  CONDITIONS TO EFFECTIVENESS.

          This Amended and Restated Master Shelf Agreement shall be effective as of April 29, 2005 (the "Effective Date") if, on or before April 29, 2005, the conditions set forth in this
Section 23 shall have been satisfied.

23.1.     Secretary's Certificate.

          The Company shall have delivered to Prudential a certificate, dated as of the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement.

23.2.     Opinion of Counsel.

          Prudential shall have received an opinion in form and substance reasonably satisfactory to Prudential, dated the Effective Date from Paul K. Sandness, General Counsel of the Company, covering such matters incident to the transactions contemplated hereby as Prudential may reasonably request. The Company hereby directs such counsel to deliver such opinion. The Company has advised such counsel that Prudential and each holder receiving such an opinion will rely on such opinion, as of the date of such opinion.

                      *    *    *    *    *
          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   CENTENNIAL ENERGY HOLDINGS, INC.


                                   By:  /s/ WARREN L. ROBINSON
                                        Warren L. Robinson
                                        Executive Vice President, Treasurer
                                        and Chief Financial Officer

The foregoing is hereby agreed to as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.


By: /s/BRIAN N. THOMAS
   Vice President


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


By:  /s/BRIAN N. THOMAS
   Vice President


PRUCO LIFE INSURANCE COMPANY


By:  /s/BRIAN N. THOMAS
   Vice President


PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY


By:  /s/BRIAN N. THOMAS
   Vice President


GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


By:  /s/BRIAN N. THOMAS
   Vice President


GENERAL ELECTRIC LIFE AND ANNUITY ASSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)

By:  /s/BRIAN N. THOMAS
   Vice President


FIRST COLONY LIFE INSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


By:  /s/BRIAN N. THOMAS
   Vice President


HARTFORD LIFE INSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


By:  /s/BRIAN N. THOMAS
   Vice President


SECURITY LIFE OF DENVER INSURANCE
  COMPANY, as successor by merger to Southland
  Life Insurance Company

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
         Vice President


ING USA ANNUITY AND LIFE INSURANCE COMPANY, f/k/a Golden American Life Insurance Company

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
          Vice President



RELIASTAR LIFE INSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
          Vice President


ING LIFE INSURANCE AND ANNUITY COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
          Vice President




UNITED OF OMAHA LIFE INSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
          Vice President


MUTUAL OF OMAHA INSURANCE COMPANY

By:  Prudential Private Placement Investors,
     L.P. (as Investment Advisor)

By:  Prudential Private Placement Investors, Inc.
     (as its General Partner)


     By:  /s/BRIAN N. THOMAS
          Vice President


                                              SCHEDULE B


                          DEFINED TERMS

          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "Acceptable Broker-Dealer" means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall be rated "A" or better by S&P or "A2" or better by Moody's.

          "Acceptance" is defined in Section 2.6.

          "Acceptance Day" is defined in Section 2.6.

          "Acceptance Window" is defined in Section 2.6.

          "Accepted Note" is defined in Section 2.6.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of 50% or more of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person provided that the Company or any Subsidiary is the surviving entity.

          "Additional Reporting Subsidiary" is defined in Section 7.1(c).

          "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

          "Agreement" is defined in Section 17.3.

          "Asset Sale" means (x) any conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale-Leaseback Transaction) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary (including, without limitation, the issuance thereof by such Restricted Subsidiary to any Person other than the Company or a Wholly-Owned Restricted Subsidiary);
(b) all or substantially all of the properties of any division or line of business of the Company or any Subsidiary; (c) any other properties of the Company or any Restricted Subsidiary (other than, in the case of this clause (c), (i) transfers of cash or cash equivalents, (ii) sales of inventory or oil and gas production in the ordinary course of business, (iii) any transfer of properties of any Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary, (iv) sales of damaged, worn-out or obsolete equipment that, in the Company's reasonable judgment, are either no longer used or no longer useful in the business of the Company or its Restricted Subsidiaries, and (v) transfer of Capital Stock of Unrestricted Subsidiaries; or (y) the change of designation of a Restricted Subsidiary to an Unrestricted Subsidiary; provided that a change of designation of a Restricted Subsidiary (herein the "Subject Subsidiary") to an Unrestricted Subsidiary on any date ("Change Date") shall not constitute an Asset Sale if, in the event that the Subject Subsidiary had been an Unrestricted Subsidiary during the period of four fiscal quarters most recently ended, the Company would have been in compliance with Sections 10.1, 10.2 and 10.3 immediately prior to the proposed Change Date for the Subject Subsidiary.

          "Authorized Officer" shall mean (i) in the case of the Company, any officer of the Company designated as an "Authorized Officer" of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after December 27, 1999 shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after December 27, 1999 shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

          "Available Facility Amount" is defined in Section 2.1.

          "Business Day" means (a) any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of
Section 2.3 only a day on which Prudential is open for business.

          "Called Principal" is defined in Section 8.6.

          "Cancellation Date" is defined in Section 2.8(c).

          "Cancellation Fee" is defined in Section 2.8(c).

          "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Capitalization Ratio" means, with respect to any Person, the ratio of such Person's Total Debt to such Person's
Total Capitalization.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

          "Centennial Exposure" means, at any time, the aggregate principal amount of (i) Notes outstanding at such time held by Prudential Financial Entities (other than Notes held for separate accounts), (ii) Accepted Notes which Prudential Financial Entities have agreed to purchase but which have not been purchased at such time (other than Accepted Notes to be purchased for separate accounts) and (iii) Other Company Notes outstanding at such time held by Prudential Financial Entities (other than Other Company Notes held for separate accounts).

          "Change of Control" means the occurrence of any event whereby MDU Resources Group, Inc. ceases to own direct or indirect sole beneficial ownership (as defined under Regulation 13d-3 of the Exchange Act as in effect on the Effective Date) of at least 51% of (x) the combined voting power of the Company's securities which are entitled to vote generally in the election of directors of the Company and (y) each other class of equity securities of the Company.

          "Closing Day" for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Note in the Request for Purchase of such Note, provided that (i) if the Acceptance Day for such Accepted Note is less than five Business Days after the Company shall have made such Request for Purchase and the Company and the Purchaser which is obligated to purchase such Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except Section 2.8(c), shall mean the Rescheduled Closing Day with respect to such Closing.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the final rules and regulations promulgated thereunder from time to time.

          "Company" means Centennial Energy Holdings, Inc., a
Delaware corporation, until a Person becomes a successor in a transaction permitted by Section 10.7, and thereafter shall mean any such successor Person.

          "Confidential Information" is defined in Section 20.

          "Confirmation of Acceptance" is defined in Section 2.6.

          "Consolidated Net Income" means, for any period, consolidated net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP computed for the purposes of this definition without giving effect to extraordinary losses or extraordinary gains for such period.

          "Consolidated Net Worth" means, at any time, the excess of total assets of the Company and its Restricted Subsidiaries over total liabilities of the Company and its Restricted
Subsidiaries as of the last day of the fiscal quarter most recently then ended, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Total Assets" means, as of any time, the total amount of assets which would appear on a consolidated balance sheet of the Company at such time prepared in accordance with GAAP, less all assets of Unrestricted Subsidiaries.

          "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

          "Default Rate" means, with respect to the Notes of a Series, that rate of interest that is the greater (determined on a daily basis) of (i) 2.0% per annum over the stated rate of interest on the Notes of such Series or (ii) 2.0% over the rate of interest publicly announced by The Bank of New York in New York, New York as its "base" or "prime" rate.

          "Delayed Delivery Fee" is defined in Section 2.8(b).

          "Designated Spread" is defined in Section 8.6.

          "Discounted Value" is defined in Section 8.6.

          "EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) all amounts treated as expenses for depreciation (including any non-cash charge relating to asset impairment determined in accordance with
GAAP) and interest and the amortization of intangibles of any kind for such period to the extent included in the determination of Consolidated Net Income plus (c) all taxes accrued for such period on or measured by income to the extent included in the determination of Consolidated Net Income; provided that Consolidated Net Income shall be computed for purposes of this definition without giving effect to extraordinary losses or extraordinary gains for such period; and provided, further that, the term "EBITDA," when used in Section 10.8(f) with respect to the Unrestricted Subsidiaries of the Company, shall mean, for any period, EBITDA determined solely with respect to the consolidated financial results of the Unrestricted Subsidiaries in lieu of the consolidated financial results of the Company and the Restricted Subsidiaries, with such corresponding modifications to the definition of Consolidated Net Income as are applicable to effect such determination; and provided, further that, the term "EBITDA", when used in Section 10.8 (f) with respect to the Company and its Subsidiaries, shall mean, for any period, the EBITDA of the Company and all of its Subsidiaries, Restricted and Unrestricted, with such corresponding modifications to the definition of Consolidated Net Income as are applicable to effect such determination.

          "Effective Date" is defined in Section 23.

          "Environmental Laws" means all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Without limiting the foregoing, Environmental Laws shall include, but not be limited to, the Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C.
9601 et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clear Air Act, 42 U.S.C. 7401 et seq., the Toxic
Substances Control Act, 15 U.S.C. 2601 et seq., the Emergency
Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Natural Gas Pipeline Safety Act, 49 App. U.S.C. Section 1671 et seq., the Hazardous Liquid Pipeline Safety Act, 49 App. U.S.C.
1811 et seq., the Occupational Safety and Health Act, 29 U.S.C.
651 et seq., the Hazardous Materials Transportation Act, 49
U.S.C. 1801 et seq., in each case as amended from time to time, and any analogous foreign, state and local laws, and any rules or regulations from time to time promulgated thereunder.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and the final rules and regulations promulgated thereunder from time to time in effect.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by the Company or an ERISA Affiliate to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon the Company or any ERISA Affiliate or
(h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

          "ERISA Termination Event" means the filing of a notice of intent to terminate, or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA of, a Pension
Plan or Multiemployer Plan.

          "Event of Default" is defined in Section 11.

          "Excess Proceeds Amount" means, at any time, the greater of (i) the excess, if any, of (A) the Gross Proceeds Amounts of all Asset Sales during the then current fiscal year over (B) 10% of Consolidated Total Assets as of the end of the prior fiscal year or (ii) the Gross Proceeds Amounts of all Assets Sales during the then current fiscal year multiplied by a fraction (x) the numerator of which is the excess, if any, of (A) the percentage of EBITDA attributable to the property and assets subject to such Asset Sales over (B) 15% of EBITDA for any of the three preceding fiscal years (beginning with the 1996 fiscal year) and (y) the denominator of which is the percentage of EBITDA for any of such three fiscal years attributable to the property and assets subject to such Asset Sales. In making any calculation pursuant to subclause (x) of clause (ii) of the preceding sentence, the fiscal year which results in the greatest excess shall be utilized, and the same such fiscal year shall be utilized for purposes of subclause (y) of said clause (ii).

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Facility Fee" is defined in Section 2.8(a).

          "Fair Market Value" means, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

          "Financial Contract" means any agreement, device or arrangement providing for payments related to fluctuations of interest rates, including, but not limited to, interest rate swap or exchange agreements, interest rate cap or collar protection agreements and interest rate options.

          "FRB" means the Board of Governors of the Federal
Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of August 18, 2004. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods. All references herein to "the Company and the Restricted Subsidiaries" for the purposes of computing the consolidated financial position, results of operations or other balance sheet or financial statement items (including without limitation the computation of Consolidated Net Worth, EBITDA, Interest Expense, Consolidated Net Income, Consolidated Total Assets, Total Debt and Total Capitalization) shall be deemed to include only the Company and the Restricted Subsidiaries as separate legal entities and, unless otherwise provided herein, shall not include the financial position, results of operations, cash flows or other such items of any other Person (including without limitation an Unrestricted Subsidiary), whether or not, in any particular instance, such accounting treatment would be in accordance with generally accepted accounting principles.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Gross Proceeds Amount" means, with respect to any Asset Sale, the aggregate amount of the proceeds received from such Asset Sale. For purposes of any calculation pursuant to clause (1)(a) or (2) of Section 10.6 or clause (i) of the definition of "Excess Proceeds Amount", such proceeds shall be deemed to equal the Fair Market Value of the property and assets subject to the Asset Sales with respect to which such calculation is being made, determined in good faith at the time of such Asset Sales by a Senior Financial Officer.

          "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such indebtedness or obligation or any property constituting security therefor;

          (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

          "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

          "Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

          "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

          "Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

          "Indebtedness" with respect to any Person means, at any time, without duplication,

          (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily Redeemable
     Preferred Stock;

          (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

           (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person, whether or not it has assumed or otherwise become liable for such liabilities (other than Indebtedness of others secured by Liens, neither assumed nor guaranteed by the Company or any Subsidiary nor with respect to which the Company or any Subsidiary pays principal and/or interest, existing upon real estate or rights in or relating to real estate acquired by the Company or any Subsidiary for substation, metering station, gathering line, transmission line, transportation line, distribution line or right of way purposes to the extent such Lien does not, or the foreclosure thereof could not, materially impair the value of such property or the use of such property for the purpose for which it was acquired by the Company or such Subsidiary);

          (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (f) Swaps of such Person (excluding commodity swaps in the ordinary course of business (and for which such Person has production or products covered by such commodity swaps in sufficient volume to deliver under such commodity swaps) and non-speculative interest rate swaps);

          (g)  all Securitization Obligations of such Person;

          (h) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof; and

          (i) Preferred Stock of any Restricted Subsidiary held by a Person other than the Company or a Wholly-Owned
     Restricted Subsidiary.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

          "Institutional Investor" means any bank, trust company, savings and loan association or other financial institution, any insurance company, investment company, broker or dealer, pension plan, mutual fund or other similar financial institution, including, without limiting the foregoing, any "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note and any Prudential Affiliate.

          "Interest Expense" means, for any period, the sum of
(a) gross consolidated interest expense of the Company and its Restricted Subsidiaries determined in conformity with GAAP plus
(b) to the extent not otherwise included in the determination of gross consolidated interest expense of the Company and its Restricted Subsidiaries in accordance with GAAP, the cost to the Company of, and the net amount payable (or minus the net amount receivable) under, all Financial Contracts of the Company and its Subsidiaries during such period (whether or not actually paid or received during such period) plus (c) all dividends paid, declared or otherwise accrued in respect of preferred stock of the Company and any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary plus the consolidated yield or discount accrued during such period on all Securitization Obligations.

          "Investment Policy" is defined in Section 10.8.

          "Issuance Period" is defined in Section 2.2.

          "Knife River Notes" means each of the following notes of Knife River Corporation: the 7.10% Series B Senior Notes Due October 30, 2009, the 7.28% Series C Senior Notes Due October 30, 2012, the 6.43% Series D Senior Notes Due October 30, 2005, the 6.68% Series E Senior Notes Due October 30, 2006, the 6.73% Series F Senior Notes Due October 30, 2010, the 6.87% Series G Senior Notes Due October 30, 2013 and the 7.05% Series H Senior Notes Due October 30, 2018.

          "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Loan Documents" means this Agreement, the Notes and any and all Subsidiary Guarantees and the other documents and agreements contemplated hereby and executed by the Company in favor of Prudential or any holder of Notes.

          "Make-Whole Amount" is defined in Section 8.6.

          "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations of the Company and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Prudential or the holders of Notes thereunder.

          "MDU Annual Report" means the Annual Report on Form 10-
K of MDU Resources Group, Inc. most recently filed with the SEC.

          "Montana-Dakota" is defined in Section 10.9.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Notes" is defined in Section 1.

          "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to the holders of the Notes or any indemnified party hereunder arising under the Loan Documents.

          "Officer's Certificate" means a certificate of a Senior
Financial Officer, an Authorized Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Company Notes" means (i) the 6.43% Senior Notes due October 30, 2005 of the Company, the 7.09% Senior Notes due March 29, 2011 of the Company, the 3.80% Senior Notes due June 27, 2008 of the Company, (ii) any other promissory notes of the Company issued pursuant to agreements, indentures or other instruments (other than this Agreement) and (iii) any other promissory notes of any Subsidiary of the Company (other than Williston Basin). As of December 15, 2004, $13,100,000 of Other Company Notes were part of the Centennial Exposure.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years but excluding any Multiemployer Plan.

          "Permitted Liens" is defined in Section 10.4.

          "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

          "PICA" shall mean The Prudential Insurance Company of
America, a New Jersey corporation.

          "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

          "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

          "Principal Operating Subsidiaries" means each of (i)
WBI Holdings, Inc., (ii) Fidelity Exploration & Production
Company, and (iii) Knife River Corporation, and their respective permitted successors.

          "Priority Debt" means (without duplication) the aggregate of all Indebtedness of Restricted Subsidiaries of the Company (other than redemption obligations in respect of mandatory Redeemable Preferred Stock held by the Company or Wholly-Owned Restricted Subsidiaries) plus all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or Wholly-Owned Restricted Subsidiaries plus all Indebtedness and judgments secured by Liens other than Liens permitted by clauses
(a) through (j), inclusive, of Section 10.4.; provided, however, that Priority Debt shall not include (X) Indebtedness represented by Subsidiary Guarantees or guarantees of Restricted Subsidiaries issued to third parties which are parties to an intercreditor agreement contemplated by clause (ii) of Section 10.12 or
(Y) Indebtedness of Restricted Subsidiaries of the Company represented by intercompany loans, advances and extensions of credit made by the Company or any Wholly-Owned Restricted Subsidiary to such Restricted Subsidiaries.

          "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

          "Property Reinvestment Application" means the application of an amount equal to the Excess Proceeds Amount to the acquisition by the Company or any Restricted Subsidiary, as the case may be, of assets (i) similar to those disposed of by such Person, or (ii) of a type used in the business of the Company as of the Effective Date or another business that is substantially similar thereto. For clarification, an exchange of property on which recognition of gain or loss would be exempted from recognition pursuant to Section 1031 of the Code shall constitute an Asset Sale and a Property Reinvestment Application.

          "Prudential" means Prudential Investment Management,
Inc., a New Jersey corporation.

          "Prudential Affiliate" means (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition the terms "control", "controlling" and "controlled" shall mean the ownership, directly or through subsidiaries, of a majority of a corporation's or other entity's voting stock or equivalent voting securities or interests.

          "Prudential Financial Entity" shall mean (i) PICA, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey and any other corporation or other entity controlling, controlled by, or under common control with, PICA. For purposes of this definition the terms "control", "controlling" and "controlled" shall mean the ownership, directly or through subsidiaries, of a majority of a corporation's or other entity's voting stock or equivalent voting securities or interests.

          "Purchasers" means, with respect to any Accepted Notes, the Persons, either PICA or a Prudential Affiliate, who is purchasing such Accepted Notes.

          "QPAM Exemption" means Prohibited Transaction Class
Exemption 84-14 issued by the United States Department of Labor.

          "Redeemable Preferred Stock" of any Person means any equity interest of such Person that by its terms (or by the terms of any equity interest into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is required to be redeemed for cash or other property or is redeemable for cash or other property at the option of the holder thereof, in whole or in part, on or prior to the maturity date of any Note; or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the maturity date of any Note; provided, however, that Redeemable Preferred Stock shall not include any equity interest by virtue of the fact that it may be exchanged or converted at the option of the holder or of the Company for equity interests of the Company having no preference as to dividends, distributions or liquidation over any other equity interests of the Company.

          "Reinvestment Yield" is defined in Section 8.6.

          "Remaining Average Life" is defined in Section 8.6.

          "Remaining Scheduled Payments" is defined in Section 8.6.

          "Reportable Event" means any of the events set forth in
Section 4043(b) or 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Request for Purchase" is defined in Section 2.4.

          "Required Holders" means, with respect to the Notes, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

          "Requirement of Law" means, as to any Person, any law
(statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Rescheduled Closing Day" is defined in Section 3.2.

          "Restricted Subsidiary" shall mean any Subsidiary (i) which is a Subsidiary of the Company on December 27, 1999 or which the Company has designated a Restricted Subsidiary by notice in writing given to the holders of the Notes and (ii) which the Company has not thereafter designated as an Unrestricted Subsidiary; provided, however, a Subsidiary may not be designated as a Restricted Subsidiary if (a) it had previously been designated as a Restricted Subsidiary and had thereafter been designated as an Unrestricted Subsidiary within the preceding 365 days; (b) any of the representations and warranties applicable to such Subsidiary and contained in Section 5 would be false if all such representations and warranties were to be remade and restated immediately following such designation; or
(c) such designation shall result in any Default or Event of Default; provided, further, that a Subsidiary may not be designated as an Unrestricted Subsidiary if (a) it had previously been designated as an Unrestricted Subsidiary and had thereafter been designated as a Restricted Subsidiary within the preceding 365 days; (b) any of the representations and warranties applicable to such Subsidiary and contained in Section 5 would be false if all such representations and warranties were to be remade and restated immediately following such designation; or
(c) such designation shall result in any Default or Event of Default. If the Company forms or acquires a new Subsidiary, such Subsidiary will be a Restricted Subsidiary absent a designation as an Unrestricted Subsidiary. Notwithstanding the foregoing, Williston Basin may not be designated as a Restricted Subsidiary so long as any Williston Basin Notes are outstanding; provided, that the Company may designate Williston Basin as a Restricted Subsidiary immediately after the Williston Basin Notes are repaid in full without regard to the 365-day period specified above.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

          "Sale-Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Securitization Obligations" means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.

          "Securitization Transaction" means any sale, assignment or other transfer by the Company or any Restricted Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

          "Security" has the meaning set forth in Section 2(1) of the Securities Act.

          "Senior Financial Officer" means the President, the
Financial Vice President, the Treasurer, Chief Financial Officer or the Controller of the Company.

          "Series" is defined in Section 1.

          "Settlement Agreement" is defined in Section 10.9.

          "Settlement Date" is defined in Section 8.6.

          "Significant Subsidiary" means at any time any Subsidiary or group of Subsidiaries the assets of which at such time constitute 10% or more of Consolidated Total Assets at such time or the net income of which constituted 10% or more of Consolidated Net Income for the preceding fiscal year.

          "Source" is defined in Section 6.2.

          "Structuring Fee" is defined in Section 2.8(d).

          "Subsidiary" means, as to any Person, any corporation, association, limited liability company or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          "Subsidiary Guarantees" means the guaranty agreement of a Subsidiary in form and substance satisfactory to the Required
Holders.

          "Swap Contract" means swap agreements (as such term is defined in Section 101(53B) of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices, including, but not limited to, Commodity Contracts and Financial Contracts.

          "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "Total Capitalization" means, with respect to the Company, the sum of (a) the total stockholders' equity of the Company and its Restricted Subsidiaries determined in accordance with GAAP plus (b) the Total Debt of the Company.

          "Total Debt" means, with respect to the Company, the total consolidated Indebtedness of the Company and its Restricted
Subsidiaries.

          "United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 302(d)(7) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "Unrestricted Subsidiary" means any Subsidiary that is not a Restricted Subsidiary.

          "Voting Stock" means, with respect to any Person, the shares of any class or classes of such Person having voting power
(not depending on the happening of a contingency) for the election of the majority of the members of the board of directors, the managers, the trustees or any other governing body of such Person.

          "WBI Metropolitan Notes" means the 7.45% Senior Notes due 2006 of Williston Basin payable to Metropolitan Life
Insurance Company.

          "Wholly-Owned Subsidiary" means, at any time, any Subsidiary 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time. "Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

          "Williston Basin" is defined in Section 10.9.

          "Williston Basin Notes" means the notes outstanding under the Williston Basin Shelf Agreement.

          "Williston Basin Shelf Agreement" means the Master
Shelf Agreement between Williston Basin and PICA dated as of October 10, 1996, as amended from time to time.